Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated November 19, 2014 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Hill-Rom Holdings, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2014.  We also consent to the references to us under the headings “Experts” and “Selected Historical Financial Data of Hill-Rom” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Indianapolis, Indiana
July 13, 2015